CNO Financial (1)
February 12, 2019

Exhibit 99.1
For Immediate Release

CNO Financial Group Reports Fourth Quarter and Full Year 2018 Results
Carmel, Ind., February 12, 2019 - CNO Financial Group, Inc. (NYSE: CNO) today announced fourth quarter and full year 2018 results.
"CNO reported strong sales and collected premiums in the quarter, as growth initiatives implemented in our operating businesses over the past several quarters continue to yield positive results," said Gary C. Bhojwani, chief executive officer. "Our first-year collected premiums increased 22% to $435.3 million in the quarter, including a 30% increase in annuity collected premiums."
"We remain committed to deploying excess capital to its highest and best use. Even after funding the previously announced long-term care risk reduction transaction in 3Q18, we returned $57 million to shareholders in the form of dividends and share repurchases in 4Q18. During 2018, we returned $166 million to shareholders."
"Financial market volatility, tax reform and the long-term care reinsurance transaction significantly impacted the comparability of the 2018 and 2017 periods. Recurring operating measures remain strong, with all five of our growth scorecard metrics up in 4Q18."
Fourth Quarter 2018 Highlights

•	First-year collected premiums: $435.3 million, up 22% from 4Q17

•	Total collected premiums: $987.3 million, up 5% from 4Q17

•	New annualized premium ("NAP") (2) for life and health products: $89.6 million, up 5% from 4Q17

•	Over 25,000 third party Medicare Advantage policies sold, up 34% from 4Q17

•	Annuity collected premiums: $354.5 million, up 30% from 4Q17

•	Annuity account values: $8.9 billion, up 5% from 4Q17

•	Net income (loss): $28.3 million in 4Q18 compared to $(70.9) million in 4Q17

•	Net income (loss) per diluted share: 17 cents in 4Q18 compared to (42) cents in 4Q17

•	Net operating income (1) per diluted share: 36 cents in 4Q18 compared to 51 cents in 4Q17

•	Book value per common share was $20.78 at December 31, 2018 compared to $29.05 at December 31, 2017

•	Book value per diluted share, excluding accumulated other comprehensive income (loss) (3), was $19.52 at December 31, 2018 compared to $21.43 at December 31, 2017

•	Unrestricted cash and investments held by our holding company were $220 million at December 31, 2018 compared to $397 million at December 31, 2017

•	Common stock repurchases of $40.4 million and common stock dividends of $16.4 million in 4Q18
Full Year 2018 Highlights

•	First-year collected premiums: $1,484.5 million, up 8% from 2017

•	Total collected premiums: $3,785.1 million, up 3% from 2017

•	NAP (2) for life and health products: $331.2 million, essentially flat compared to 2017

•	Annuity collected premiums: $1,164.5 million, up 13% from 2017

•	Net income (loss): $(315.0) million in 2018 compared to $175.6 million in 2017

•	Net income (loss) per diluted share: $(1.90) in 2018 compared to $1.02 in 2017

•	Net operating income (1) per diluted share: $1.83 in 2018 compared to $1.75 in 2017

•	Common stock repurchases of $100.9 million and common stock dividends of $64.8 million in 2018

•	Consolidated risk-based capital ratio was estimated at 393% at December 31, 2018

CNO Financial (2)
February 12, 2019

CNO reported net income for the fourth quarter 2018 was $28.3 million, or 17 cents per diluted share, compared to a net loss of $70.9 million, or 42 cents per diluted share, in the fourth quarter of 2017. Our 4Q18 net operating income (1) was $59.8 million, or 36 cents per diluted share, compared to $85.8 million, or 51 cents per diluted share, in the fourth quarter of 2017. Net income and operating earnings were impacted in 4Q18 by unfavorable financial markets. Net income included a $21.7 million unfavorable impact related to the change in the fair value of investment securities. Net income and operating earnings both reflected the unfavorable impact of $14.4 million related to the change in the value of investments backing our Company-owned life insurance ("COLI") in 4Q18. In 4Q17, net income and operating earnings both included the favorable impact related to COLI of $7.7 million. The unfavorable change related to COLI resulted in an approximately 13 cent reduction in 4Q18 operating earnings compared to 4Q17.
For the full year 2018, CNO reported a net loss of $315.0 million, or $1.90 per diluted share, compared to net income of $175.6 million, or $1.02 per diluted share, in 2017. Results for the full year 2018 reflect a loss of $661.1 million, or $4.00 per diluted share, related to the previously announced long-term care transaction, which significantly reduced CNO's exposure to long-term care insurance risk. Results for both the fourth quarter and full year of 2017 reflect the one-time unfavorable impact of $172.5 million related to the Tax Cuts and Jobs Act (the "Tax Reform Act") which was enacted in December 2017. For the full year 2018, net operating income (1) was $303.1 million, or $1.83 per diluted share, compared to $300.9 million, or $1.75 per diluted share in 2017.
Net income and net operating earnings in the fourth quarter of 2018 reflect the favorable impact of the lower Federal income tax rate related to the Tax Reform Act of $5.2 million (3 cents per diluted share) and $10.2 million (6 cents per diluted share), respectively. For full year 2018, net income (loss) and net operating earnings reflect the impact of the lower Federal income tax rate related to the Tax Reform Act of $37.1 million (22 cents per diluted share) and $53.4 million (32 cents per diluted share), respectively.

CNO Financial (3)
February 12, 2019

Quarterly Segment Operating Results

	Three months ended
	December 31,
	2018	2017
	(Dollars in millions, except per share data)
Adjusted EBIT (4):
Bankers Life	$78.0	$99.4
Washington National	31.9	23.7
Colonial Penn:
Inforce business (5)	17.8	17.5
New business (5)	(13.0)	(11.6)
Total Colonial Penn	4.8	5.9
Long-term care in run-off	.3	10.9
Adjusted EBIT from business segments	115.0	139.9
Corporate Operations, excluding corporate interest expense	(29.7)	(3.3)
Adjusted EBIT	85.3	136.6
Corporate interest expense	(12.1)	(11.7)
Operating earnings before taxes	73.2	124.9
Tax expense on operating income	13.4	39.1
Net operating income (1)	59.8	85.8
Net realized investment losses from sales and impairments (net of related amortization)	(10.5)	(2.1)
Net change in market value of investments recognized in earnings	(27.5)	.1
Fair value changes in embedded derivative liabilities (net of related amortization)	(.8)	5.5
Fair value changes related to agent deferred compensation plan	.9	1.2
Other	1.8	(4.2)
Non-operating income (loss) before taxes	(36.1)	.5
Income tax expense (benefit):
On non-operating income (loss)	(7.6)	.1
Valuation allowance for deferred tax assets and other tax items	3.0	157.1
Net non-operating income (loss)	(31.5)	(156.7)
Net income (loss)	$28.3	$(70.9)

Per diluted share:
Net operating income	$.36	$.51
Net realized investment losses from sales and impairments (net of related amortization and taxes)	(.05)	(.01)
Net change in market value of investments recognized in earnings (net of taxes)	(.13)	—
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	—	.02
Fair value changes related to agent deferred compensation plan (net of taxes)	—	.01
Valuation allowance for deferred tax assets and other tax items	(.02)	(.94)
Other	.01	(.01)
Net income (loss)	$.17	$(.42)
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CNO Financial (4)
February 12, 2019

The following table summarizes the financial impact of significant items on our 4Q18 net operating income (dollars in millions, except per share amounts):

	Three months ended
	December 31, 2018*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$78.0	$3.1	$81.1
Washington National	31.9	(2.2)	29.7
Colonial Penn	4.8	—	4.8
Long-term care in run-off	.3	—	.3
Adjusted EBIT from business segments	115.0	.9	115.9
Corporate Operations, excluding corporate interest expense	(29.7)	14.4	(15.3)
Adjusted EBIT (4)	85.3	15.3	100.6
Corporate interest expense	(12.1)	—	(12.1)
Operating earnings before taxes	73.2	15.3	88.5
Tax expense on operating income	13.4	.2	13.6
Net operating income	$59.8	$15.1	$74.9

Net operating income per diluted share	$.36	$.09	$.45

The significant items in 4Q18 included: (i) adjustments arising from our comprehensive annual actuarial review of assumptions including $3.1 million of unfavorable impacts in the Bankers Life segment and $2.2 million of favorable impacts in the Washington National segment; and (ii) the $14.4 million reduction in the value of investments backing our COLI used as a vehicle to fund Bankers Life's agent deferred compensation plan. It should be noted that changes in the value of COLI investments are not subject to income taxes.

* See page 11 for the table of Net Operating Income Excluding Significant Items for the three months ended December 31, 2017.

Segment Results
Bankers Life markets and distributes a variety of insurance products to middle-income Americans at or near retirement through a dedicated field force of career agents. First-year collected premiums in 4Q18 were $404.4 million, up 24 percent from 4Q17. First-year collected premiums in 2018 were $1,361.1 million, up 9 percent from 2017. NAP for life and health products in 4Q18 was $42.2 million, down 3 percent compared to 4Q17. NAP for life and health products in 2018 was $154.1 million, down 5 percent compared to 2017. NAP results in 4Q18 and 2018 reflect reductions in Medicare supplement and life sales, partially offset by increased sales of shorter duration long-term care products. Although Medicare supplement sales were down, the 15 percent reduction in policies sold was more than offset by a 34 percent increase in third party Medicare Advantage policies sold whose premiums are not included in NAP but provide fee income to the segment. The average number of producing agents for the quarter was up 4 percent compared to 4Q17. Total client assets in brokerage and advisory accounts were $1.1 billion, with net inflows of $12.1 million in 4Q18.
Total collected premiums in 4Q18 were $732.1 million, up 12 percent from 4Q17. Total collected premiums in 2018 were $2,648.2 million, up 5 percent from 2017. Annuity collected premiums in 4Q18 were $354.3 million, up 30 percent from 4Q17. Annuity collected premiums in 2018 were $1,163.2 million, up 13 percent from 2017. Annuity account values, on which spread income is earned, increased 5 percent to $8.6 billion in 4Q18 compared to 4Q17, driven by strong sales and persistency.

CNO Financial (5)
February 12, 2019

Pre-tax operating earnings in 4Q18 compared to 4Q17 were down $21.4 million, or 22 percent. Pre-tax operating earnings in 4Q18 reflected lower margins on the Medicare supplement block of business and $3.1 million of unfavorable impacts from our comprehensive annual actuarial review of assumptions. Pre-tax operating earnings in 4Q17 of $99.4 million included $10.8 million of positive impacts from our comprehensive annual actuarial review including the net impact of changes to mortality assumptions related to interest-sensitive life products.
The long-term care interest-adjusted benefit ratio was 74.7 percent in 4Q18, down sequentially from 79.0 percent in 3Q18 and higher than the 4Q17 ratio of 73.3 percent. The interest-adjusted benefit ratio was 76.0 percent and 75.0 percent in 2018 and 2017, respectively. We expect the long-term care interest-adjusted benefit ratio to be in the range of 74 percent to 79 percent during 2019.
The Medicare supplement benefit ratio was 76.0 percent and 70.7 percent in 4Q18 and 4Q17, respectively, and was 74.5 percent and 70.8 percent for the years ended December 31, 2018 and 2017, respectively. The benefit ratio in 4Q18 for this block reflected unfavorable claims experience and lower earned premiums. We expect the Medicare supplement benefit ratio to be in the range of 73 percent to 77 percent during 2019.
Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly-owned subsidiary and independent insurance agencies. First-year collected premiums in 4Q18 were $18.9 million, down 2 percent from 4Q17. First-year collected premiums in 2018 were $76.5 million, down 2 percent from 2017. NAP from life and health products in 4Q18 was $30.1 million, up 11 percent from 4Q17. NAP from life and health products in 2018 was $105.2 million, up 3 percent from 2017. The average number of producing agents for the quarter was up 6 percent compared to 4Q17.
Total collected premiums from the segment's supplemental health block were up 6 percent in 4Q18 compared to 4Q17. Total collected premiums from this block in 2018 were $611.3 million, up 4 percent from 2017.
Pre-tax operating earnings in 4Q18 compared to 4Q17 were up $8.2 million, or 35 percent. Pre-tax operating earnings in 4Q18 primarily reflect higher margins on the supplemental health block of business and $2.2 million of favorable impacts from our comprehensive annual actuarial review of assumptions. Pre-tax operating earnings in 4Q17 included $1 million of unfavorable impacts from our comprehensive annual actuarial review of assumptions primarily related to interest-sensitive life products. The supplemental health interest-adjusted benefit ratio was 53.8 percent and 56.6 percent in 4Q18 and 4Q17, respectively, and was 55.4 percent and 59.1 percent in 2018 and 2017, respectively. We expect the supplemental health interest-adjusted benefit ratio to be in the range of 55 percent to 58 percent during 2019.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. First-year collected premiums were $12.0 million in 4Q18, up 3 percent from 4Q17. First-year collected premiums were $46.9 million in 2018, down 6 percent from 2017. NAP in 4Q18 was $17.3 million, up 17 percent from 4Q17. NAP in 2018 was $71.9 million, up 5 percent from 2017.
Total collected premiums were up 4 percent in 4Q18 compared to 4Q17 and were up 2 percent in 2018 compared to 2017.
Pre-tax earnings in 4Q18 were $4.8 million compared to $5.9 million in 4Q17. Pre-tax earnings in 2018 were $14.8 million compared to $22.6 million in 2017. Inforce Adjusted EBIT was $17.8 million in 4Q18 compared to $17.5 million in 4Q17. Inforce Adjusted EBIT was $65.8 million in 2018 compared to $68.8 million in 2017. Both pre-tax earnings and inforce Adjusted EBIT in 2018 were unfavorably impacted by a $1.1 million out-of-period adjustment in 1Q18 which increased reserves on closed block payout annuities. Both pre-tax earnings and inforce Adjusted EBIT in 2017 were favorably impacted by $3.0 million related to an out-of-period adjustment and refinement to liabilities for insurance products recognized in 3Q17.
Recognizing the accounting standard related to deferred acquisition costs, the amount of our investment in new business during a particular period will have a significant impact on this segment's results. We expect this segment to report earnings in 2019 in the range of $12 million to $20 million, but because of the seasonality of advertising spend, we expect a loss in the range of $1 million to $3 million in 1Q19.

CNO Financial (6)
February 12, 2019

Long-term care in run-off in 4Q18 includes only the long-term care business that was recaptured in September 2016 (which has total liabilities for insurance products of approximately $.5 billion at December 31, 2018) as the legacy long-term care business was ceded under a 100% indemnity coinsurance agreement in 3Q18. This segment recognized pre-tax operating earnings in 4Q18 of $.3 million, compared to $10.9 million in 4Q17. We expect this segment to report normalized earnings of approximately breakeven over the long-term. However, this segment's quarterly results can be volatile.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
Pre-tax losses in 4Q18 were $29.7 million compared to $3.3 million of losses in 4Q17 primarily reflecting unfavorable investment returns compared to 4Q17 (including the unfavorable change of $22.1 million in the value of investments backing our COLI used as a vehicle to fund Bankers Life's agent deferred compensation plan).
Non-Operating Items
Net realized investment losses in 4Q18 were $10.5 million (net of related amortization) including other-than-temporary impairment losses of $.5 million which were recorded in earnings. Net realized investment losses in 4Q17 were $2.1 million (net of related amortization) including other-than-temporary impairment losses of $4.6 million recorded in earnings.
During 4Q18 and 4Q17, we recognized an increase (decrease) in earnings of $(27.5) million and $.1 million, respectively, due to the net change in market value of investments recognized in earnings.
During 4Q18 and 4Q17, we recognized an increase (decrease) in earnings of $(.8) million and $5.5 million, respectively, resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization. Such amounts include the impacts of changes in market interest rates used to determine the derivative's estimated fair value.
During 4Q18 and 4Q17, we recognized an increase in earnings of $.9 million and $1.2 million, respectively, for the mark-to-market change in the agent deferred compensation plan liability which was impacted by changes in the underlying actuarial assumptions used to value the liability. We recognize the mark-to-market change in the estimated value of this liability through earnings as assumptions change.
In 4Q17, the valuation allowance for deferred tax assets and other tax items included: (i) a net increase to tax expense of $172.5 million related to the impact of the Tax Reform Act; partially offset by (ii) a $15.4 million reduction in the valuation allowance for deferred tax assets primarily due to higher actual income compared to the amount used in our deferred tax valuation model.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital was estimated at 393% at December 31, 2018 compared to 450% at September 30, 2018. Approximately 27 percentage points of the fourth quarter decrease was due to the previously disclosed changes made to formulas to calculate risk-based capital primarily to reflect the impact of tax reform. Additional decreases in the fourth quarter reflect the impact of unfavorable financial markets including: (i) a reduction in statutory earnings related to statutory accounting requirements which resulted in the change in reserves not entirely offsetting the decrease in market values of the options backing our fixed index annuity products and the decrease in the value of investments backing COLI which, in total, reduced the risk-based capital ratio by approximately 13 percentage points; and (ii) unrealized investment losses included in statutory capital which reduced the risk-based capital ratio by approximately 11 percentage points. Statutory capital and surplus reflected full year 2018 statutory earnings of $208 million (excluding the $545 million statutory loss related to a reinsurance agreement); a capital contribution of $265.0 million and dividends of $213.9 million.
During the fourth quarter of 2018, we repurchased $40.4 million of common stock under our securities repurchase program. We repurchased 2.5 million common shares at an average cost of $16.25 per share. During 2018, we repurchased 5.5 million common shares at a total cost of $100.9 million. As of December 31, 2018, we had 162.2 million shares outstanding and had authority to repurchase up to an additional $284.6 million of our common stock. During 4Q18, dividends paid on common stock totaled $16.4 million.
Unrestricted cash and investments held by our holding company were $220 million at December 31, 2018 (up from $166 million at September 30, 2018), compared to $397 million at December 31, 2017 reflecting the

CNO Financial (7)
February 12, 2019

aforementioned capital contribution (net of dividends from subsidiaries), common stock repurchases and dividend payments.
Book value per common share was $20.78 at December 31, 2018 compared to $21.99 at September 30, 2018, and $29.05 at December 31, 2017. Book value per diluted share, excluding accumulated other comprehensive income (loss) (3), was $19.52 at December 31, 2018 (up from $19.28 at September 30, 2018), compared to $21.43 at December 31, 2017.
The debt-to-capital ratio was 21.4 percent at December 31, 2018 compared to 20.2 percent at September 30, 2018, and 15.9 percent at December 31, 2017. Our debt-to-total capital ratio, excluding accumulated other comprehensive income (6) was 22.3 percent at December 31, 2018, compared to 22.2 percent at September 30, 2018, and 20.1 percent at December 31, 2017.
Conference Call
The Company will host a conference call to discuss results on February 13, 2019 at 11:00 a.m. Eastern Time. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance companies - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

CNO Financial (8)
February 12, 2019

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: 2018 - $18,107.8; 2017 - $20,702.1)	$18,447.7	$22,910.9
Equity securities at fair value (cost: 2018 - $319.8; 2017 - $420.0)	291.0	440.6
Mortgage loans	1,602.1	1,650.6
Policy loans	119.7	116.0
Trading securities	233.1	284.6
Investments held by variable interest entities	1,468.4	1,526.9
Other invested assets	833.4	924.5
Total investments	22,995.4	27,854.1
Cash and cash equivalents - unrestricted	594.2	578.4
Cash and cash equivalents held by variable interest entities	62.4	178.9
Accrued investment income	205.2	245.9
Present value of future profits	343.6	359.6
Deferred acquisition costs	1,322.5	1,026.8
Reinsurance receivables	4,925.4	2,175.2
Income tax assets, net	630.0	366.9
Assets held in separate accounts	4.4	5.0
Other assets	356.7	319.5
Total assets	$31,439.8	$33,110.3
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Policyholder account balances	$11,594.1	$11,220.7
Future policy benefits	11,082.4	11,521.3
Liability for policy and contract claims	521.9	530.3
Unearned and advanced premiums	253.9	261.7
Liabilities related to separate accounts	4.4	5.0
Other liabilities	632.4	751.8
Investment borrowings	1,645.8	1,646.7
Borrowings related to variable interest entities	1,417.2	1,410.7
Notes payable – direct corporate obligations	916.8	914.6
Total liabilities	28,068.9	28,262.8
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: 2018 - 162,201,692; 2017 - 166,857,931)	1.6	1.7
Additional paid-in capital	2,995.0	3,073.3
Accumulated other comprehensive income	177.7	1,212.1
Retained earnings	196.6	560.4
Total shareholders' equity	3,370.9	4,847.5
Total liabilities and shareholders' equity	$31,439.8	$33,110.3
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CNO Financial (9)
February 12, 2019

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues:
Insurance policy income	$616.5	$660.1	$2,593.1	$2,647.3
Net investment income:
General account assets	290.4	325.1	1,279.7	1,285.4
Policyholder and other special-purpose portfolios	(107.8)	94.1	26.5	265.9
Realized investment gains (losses):
Net realized gains on the transfer of assets related to reinsurance transaction	—	—	363.4	—
Other net realized investment gains (losses), excluding impairment losses	(37.8)	2.6	(8.7)	77.4
Other-than-temporary impairments:
Total other-than-temporary impairment losses	(.5)	(4.6)	(2.6)	(21.9)
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive income	—	—	—	(.9)
Net impairment losses recognized	(.5)	(4.6)	(2.6)	(22.8)
Loss on dissolution of variable interest entities	—	—	—	(4.3)
Total realized gains (losses)	(38.3)	(2.0)	352.1	50.3
Fee revenue and other income	17.4	12.8	62.1	48.3
Total revenues	778.2	1,090.1	4,313.5	4,297.2
Benefits and expenses:
Insurance policy benefits	426.9	661.1	2,278.6	2,602.7
Loss related to reinsurance transaction	—	—	1,067.6	—
Interest expense	39.7	31.4	149.8	123.7
Amortization	69.0	58.0	264.3	239.3
Loss on extinguishment of borrowings related to variable interest entities	—	4.0	3.8	9.5
Other operating costs and expenses	205.5	210.2	814.2	841.5
Total benefits and expenses	741.1	964.7	4,578.3	3,816.7
Income (loss) before income taxes	37.1	125.4	(264.8)	480.5
Income tax expense (benefit):
Tax expense (benefit) on period income (loss)	5.8	39.2	(57.6)	162.8
Valuation allowance for deferred tax assets and other tax items	3.0	157.1	107.8	142.1
Net income (loss)	$28.3	$(70.9)	$(315.0)	$175.6
Earnings per common share:
Basic:
Weighted average shares outstanding	164,118,000	167,428,000	165,457,000	170,025,000
Net income (loss)	$.17	$(.42)	$(1.90)	$1.03
Diluted:
Weighted average shares outstanding	165,890,000	167,428,000	165,457,000	172,144,000
Net income (loss)	$.17	$(.42)	$(1.90)	$1.02

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CNO Financial (10)
February 12, 2019

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
SEGMENT OPERATING RESULTS
(Dollars in millions, except per share data)

	Year ended
	December 31,
	2018	2017
	(Dollars in millions, except per share data)
Adjusted EBIT (4):
Bankers Life	$340.6	$367.5
Washington National	121.9	98.3
Colonial Penn:
Inforce business (5)	65.8	68.8
New business (5)	(51.0)	(46.2)
Total Colonial Penn	14.8	22.6
Long-term care in run-off	22.9	53.1
Adjusted EBIT from business segments	500.2	541.5
Corporate Operations, excluding corporate interest expense	(71.0)	(40.3)
Adjusted EBIT	429.2	501.2
Corporate interest expense	(48.0)	(46.5)
Operating earnings before taxes	381.2	454.7
Tax expense on operating income	78.1	153.8
Net operating income (1)	303.1	300.9
Net realized investment gains from sales and impairments (net of related amortization)	37.9	34.3
Net change in market value of investments recognized in earnings	(48.8)	15.0
Fair value changes in embedded derivative liabilities (net of related amortization)	55.5	(2.5)
Fair value changes related to agent deferred compensation plan	11.9	(12.2)
Loss related to reinsurance transaction	(704.2)	—
Other	1.7	(8.8)
Non-operating income (loss) before taxes	(646.0)	25.8
Income tax expense (benefit):
On non-operating income (loss)	(135.7)	9.0
Valuation allowance for deferred tax assets and other tax items	107.8	142.1
Net non-operating loss	(618.1)	(125.3)
Net income (loss)	$(315.0)	$175.6

Per diluted share:
Net operating income	$1.83	$1.75
Net realized investment gains from sales and impairments (net of related amortization and taxes)	.18	.13
Net change in market value of investments recognized in earnings (net of taxes)	(.23)	.06
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.27	(.01)
Fair value changes related to agent deferred compensation plan (net of taxes)	.06	(.05)
Loss related to reinsurance transaction (net of taxes)	(4.00)	—
Valuation allowance for deferred tax assets and other tax items	(.02)	(.83)
Other	.01	(.03)
Net income (loss)	$(1.90)	$1.02

CNO Financial (11)
February 12, 2019

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING A SIGNIFICANT ITEMS*
(Dollars in millions, except per share data)

	Three months ended
	December 31, 2017*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$99.4	$(10.8)	$88.6
Washington National	23.7	1.0	24.7
Colonial Penn	5.9	—	5.9
Long-term care in run-off	10.9	—	10.9
Adjusted EBIT from business segments	139.9	(9.8)	130.1
Corporate Operations, excluding corporate interest expense	(3.3)	—	(3.3)
Adjusted EBIT (4)	136.6	(9.8)	126.8
Corporate interest expense	(11.7)	—	(11.7)
Operating earnings before taxes	124.9	(9.8)	115.1
Tax expense on operating income	39.1	(3.4)	35.7
Net operating income	$85.8	$(6.4)	$79.4

Net operating income per diluted share	$.51	$(.04)	$.47

* This table summarizes the financial impact of significant items (as described in the segment results section of this press release) on our 4Q17 net operating income.

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CNO Financial (12)
February 12, 2019

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
FIRST-YEAR COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	December 31,
	2018	2017
Bankers Life:
Medicare supplement	$15.8	$17.4
Long-term care	4.3	3.9
Supplemental health	1.2	1.2
Other health	.2	.2
Life	30.2	32.9
Annuity	352.7	270.8
Total	404.4	326.4
Washington National:
Supplemental health and other health	17.1	18.1
Life	1.7	1.2
Annuity	.1	—
Total	18.9	19.3
Colonial Penn:
Life	12.0	11.6
Total	12.0	11.6
Total first-year collected premiums from segments	$435.3	$357.3

TOTAL COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	December 31,
	2018	2017
Bankers Life:
Medicare supplement	$189.8	$190.8
Long-term care	63.6	63.7
Supplemental health	6.1	5.8
Other health	1.5	1.5
Life	116.8	117.0
Annuity	354.3	272.3
Total	732.1	651.1
Washington National:
Supplemental health and other health	156.2	147.7
Medicare supplement	11.4	12.9
Life	8.5	7.7
Annuity	.2	.3
Total	176.3	168.6
Colonial Penn:
Life	74.8	71.5
Medicare supplement and other health	.4	.5
Total	75.2	72.0
Long-term care in run-off:
Long-term care	3.7	49.2
Total	3.7	49.2
Total collected premiums from segments	$987.3	$940.9

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CNO Financial (13)
February 12, 2019

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NEW ANNUALIZED PREMIUMS FOR LIFE AND HEALTH PRODUCTS (2)
(Dollars in millions)

	Three months ended
	December 31,
	2018	2017
Bankers Life:
Medicare supplement	$17.9	$20.0
Long-term care	7.4	5.1
Supplemental health and other health	2.0	1.9
Life	14.9	16.5
Total	42.2	43.5
Washington National:
Supplemental health	26.0	24.8
Life	4.1	2.3
Total	30.1	27.1
Colonial Penn:
Life	17.3	14.8
Total	17.3	14.8
Total new annualized premiums	$89.6	$85.4

ANNUITY ACCOUNT VALUES
(Dollars in millions)

	December 31,
	2018	2017
Bankers Life	$8,600.7	$8,163.3
Washington National	342.5	378.2
Total	$8,943.2	$8,541.5

BROKER DEALER AND REGISTERED INVESTMENT ADVISOR CLIENT ASSETS
(Dollars in millions)

	Three months ended
	December 31,
	2018	2017
Net new client assets (a):
Brokerage	$(1.1)	$15.2
Advisory	13.2	39.1
Total	$12.1	$54.3
Client assets at end of period (b):
Brokerage	$794.1	$831.3
Advisory	310.8	171.3
Total	$1,104.9	$1,002.6

(a)
Net new client assets includes total inflows of cash and securities into brokerage and managed advisory accounts less outflows. Inflows include interest and dividends and exclude changes due to market fluctuations.

(b)	Client assets include cash and securities in brokerage and managed advisory accounts.

Bankers Life is the marketing brand of various affiliated companies of CNO Financial Group including, Bankers Life and Casualty Company, Bankers Life Securities, Inc., and Bankers Life Advisory Services, Inc. Non-affiliated insurance products are offered through Bankers Life General Agency, Inc. (dba BL General Insurance Agency, Inc., AK, AL, CA, NV, PA). Agents who are financial advisors are registered with Bankers Life Securities, Inc.
Securities and variable annuity products and services are offered by Bankers Life Securities, Inc. Member FINRA/SIPC, (dba BL Securities, Inc., AL, GA, IA, IL, MI, NV, PA). Advisory products and services are offered by Bankers Life Advisory Services, Inc. SEC Registered Investment Adviser (dba BL Advisory Services, Inc., AL, GA, IA, MT, NV, PA). Home Office: 111 East Wacker Drive, Suite 1900, Chicago, IL 60601.

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CNO Financial (14)
February 12, 2019

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	December 31,
	2018	2017
Bankers Life:
Medicare supplement:
Earned premium	$190 million	$193 million
Benefit ratio (7)	76.0%	70.7%
Long-term care:
Earned premium	$64 million	$64 million
Benefit ratio (7)	117.9%	115.4%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	74.7%	73.3%
Washington National:
Medicare supplement:
Earned premium	$11 million	$13 million
Benefit ratio (7)	70.8%	67.0%
Supplemental health:
Earned premium	$156 million	$149 million
Benefit ratio (7)	77.7%	80.7%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	53.8%	56.6%
Long-term care in run-off:
Long-term care:
Earned premium	$4 million	$51 million
Benefit ratio (7)	303.2%	170.4%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	115.2%	73.5%

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CNO Financial (15)
February 12, 2019

NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) net realized investment gains or losses from sales and impairments, net of related amortization and taxes; (ii) net change in market value of investments recognized in earnings, net of taxes; (iii) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and taxes; (iv) fair value changes related to the agent deferred compensation plan, net of taxes; (v) loss related to reinsurance transaction, net of taxes; (vi) changes in the valuation allowance for deferred tax assets and other tax items; and (vii) other non-operating items consisting primarily of earnings attributable to variable interest entities, net of taxes ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 3 and 10. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium for life and health products, which includes 10% of single premium whole life deposits and 100% of all other premiums (excluding annuities). Medicare Advantage sales are not comparable to other sales and are therefore excluded in all periods.

(3)
Book value per diluted share reflects the potential dilution that could occur if outstanding stock options were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments.

(4)
Management believes that an analysis of earnings before net realized investment gains (losses) from sales and impairments, net change in market value of investments recognized in earnings, fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, fair value changes related to the agent deferred compensation plan, loss related to reinsurance transaction, other non-operating items, corporate interest expense and taxes ("Adjusted EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of Adjusted EBIT to Net Income applicable to common stock is provided in the tables on pages 3 and 10.

(5)
Management believes that an analysis of Adjusted EBIT for Colonial Penn, separated between inforce and new business, provides increased clarity for this segment as the vast majority of the costs to generate new business in this segment are not deferrable and Adjusted EBIT will fluctuate based on management’s decisions on how much marketing costs to incur in each period. Adjusted EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. Adjusted EBIT from inforce business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and inforce business is based on estimates, which we believe are reasonable.

(6)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments.

(7)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

(8)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset (which is equal to the tabular interest on the related insurance liabilities). Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate,"

CNO Financial (16)
February 12, 2019

"expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic," "guidance," "outlook" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions and uncertainties, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates, changes in the health care market and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof; (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems; (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) changes in capital deployment opportunities; (xix) our ability to maintain effective controls over financial reporting; (xx) our ability to continue to recruit and retain productive agents and distribution partners; (xxi) customer response to new products, distribution channels and marketing initiatives; (xxii) our ability to achieve additional upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxiii) regulatory changes or actions, including: those relating to regulation of the financial affairs of our insurance companies, such as the calculation of risk-based capital and minimum capital requirements, and payment of dividends and surplus debenture interest to us; regulation of the sale, underwriting and pricing of products; and health care regulation affecting health insurance products; (xxiv) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets; (xxv) availability and effectiveness of reinsurance arrangements, as well as the impact of any defaults or failure of reinsurers to perform; (xxvi) the performance of third party service providers and potential difficulties arising from outsourcing arrangements; (xxvii) the growth rate of sales, collected premiums, annuity deposits and assets; (xxviii) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (xxix) events of terrorism, cyber attacks, natural disasters or other catastrophic events, including losses from a disease pandemic; (xxx) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; and (xxxi) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

For further information: (News Media) Valerie Dolenga +1.312.396.7688 or (Investors) Jennifer Childe +1.312.396.7755

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